Exhibit 4.1

OPTION AGREEMENT

AWARDING OPTIONS

TO PURCHASE _____________ SHARES OF

COMMON STOCK, PAR VALUE $0.0001 PER SHARE, ISSUED BY

FUTUREFUEL CORP.

This is to certify that _____________ (“Participant”) is entitled, upon the due exercise hereof at any time during the Exercise Period (as defined below), to purchase, in whole or in part, from FutureFuel Corp., a Delaware corporation (the “Company”), _____________ shares (subject to adjustment as herein provided) of Common Stock (as defined below) at the Exercise Price (as defined below) (subject to adjustment as herein provided), all on the terms and conditions and pursuant to the provisions hereinafter set forth.

This Option Agreement is entered into, and the Options hereunder are granted, pursuant to that 2017 Omnibus Incentive Plan of the Company as adopted on July 12, 2017 by the Company’s board of directors and approved by the Company’s shareholders on September 7, 2017.

[insert date]

1.     Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings. In addition, capitalized terms used but not defined herein have the meanings ascribed to them in the Plan.

“Agreement” means this Option Agreement.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the United States of America or the State of Missouri.

“Code” means the Internal Revenue Code of 1986.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” means FutureFuel Corp., a Delaware corporation.

“$” or “Dollar” means United States of America dollars.

“Exercise Period” means the period commencing on the date of this Agreement and terminating at 5:00 p.m. St. Louis time on the Option Expiration Date.

“Exercise Price” means $__________ per Share, as such price may be adjusted from time to time pursuant to Section 5.

“Notice of Exercise” means the form of Notice of Exercise attached hereto as Exhibit A.

“Option” means an option granted under this Agreement to purchase Shares.

“Option Expiration Date” means [insert date].

“Participant” means the Person to whom Options have been granted as set forth on the first page of this Agreement or to whom an Option has been assigned or transferred as permitted hereunder.

“Plan” means the Company’s 2017 Omnibus Incentive Plan.

“Shares” means shares of Common Stock, and any class of stock of the Company now or hereafter authorized into which such shares may be converted.

2.     Intent as to Nonqualified Stock Options. Each Option is a Nonqualified Stock Option. The Options granted hereunder are not intended to be considered “nonqualified deferred compensation” within the meaning of §409A of the Code. It is also intended that the receipt, transfer, or exercise of the Options will be subject to taxation pursuant to Code §83 and Treasury Regulation §1.83-7.

3.     Vesting. Options granted hereunder vest [on the date of this Agreement] [as follows:].

Period	Options That Have Vested
[First anniversary of this Agreement]
[Second anniversary of this Agreement]
[Third anniversary of this Agreement]

4.     Exercise of Option.

4.1.     Right to Exercise. Subject to and upon compliance with the conditions of this Section 4, the Participant has the right, at the Participant’s option and at any time and from time to time during the Exercise Period, to exercise vested Options in whole or in part. The aggregate number of Shares which may be purchased from time to time during the Exercise Period by the Participant upon the exercise of the vested Options is _____________ Shares, subject to adjustment as provided in Section 5.

4.2.     Notice of Exercise. To exercise a vested Option, the Participant must deliver or cause to be delivered to the Company at the Company’s principal office at 8235 Forsyth Blvd., 4th Floor, Clayton, Missouri 63105, Attention: Corporate Secretary (or such other place as the Company may specify by written notice to the Participant): (i) a Notice of Exercise duly executed by the Participant and specifying the number of full Shares to be purchased; (ii) an amount equal to the aggregate Exercise Price for the number of full Shares as to which Options are then being exercised; and (iii) this Agreement.

4.3.     Payment of Exercise Price. Payment of the Exercise Price must be made, at the option of the Participant: (i) by wire transfer to an account in a bank located in the United States of America designated for such purpose by the Company; or (ii) by certified or official bank check payable to the order of the Company. The Company may also, at the sole Administrator’s discretion, to accept other consideration as set forth in the Plan.

4.4.     Issuance of Shares. Upon receipt of the Notice of Exercise and the aggregate Exercise Price set forth in the Notice of Exercise, the Company will, as promptly as practicable and in any event within ten Business Days thereafter, cause to be issued and delivered to the Participant or to such other Person as is designated by the Participant in the Notice of Exercise, one or more certificates representing the aggregate number of full Shares issuable upon such exercise, which Shares must be registered in the name of the Participant or such other Person or held in electronic format.

4.5.     Effective Dates. Unless otherwise requested by the Participant in the Notice of Exercise, for all purposes vested Options will be deemed to have been exercised, the certificates described in Section 4.4 will be deemed to have been issued, and the Participant will be deemed to have become the holder of record of the Shares described in Section 4.4 as of the close of business in St. Louis on the date the applicable Notice of Exercise, together with the payment of the Exercise Price and this Agreement, are received by the Company.

4.6.     Partial Exercises. If the vested Options are exercised in part, the Company will, at the time of delivery of the applicable certificates for Shares (unless the Options have then expired), issue and deliver to the Participant or the Person designated by the Participant in the applicable Notice of Exercise, a new Agreement evidencing the right of the Participant or such other Person to purchase the aggregate number of Shares for which Options have not been exercised and otherwise in form and substance identical to this Agreement, upon which this Agreement will be canceled.

5.     Antidilution Provisions.

5.1.     Adjustment of the Number of Shares Purchasable and Adjustment of the Exercise Price. The Exercise Price in effect at any time and the number of Shares which may be purchased upon the exercise of the Options will be subject to adjustment as set forth in Section 17 of the Plan.

5.2.     No Requirement to Issue Fractional Shares. The Company will not be required to issue fractional shares upon any exercise of a vested Option. If any fractional interest in a Share would, but for the provisions of this Section, be deliverable upon the exercise of a vested Option, the Company will, in lieu of delivering any certificate of such fractional interest, satisfy such fractional interest by paying to the Participant any amount in Dollars equal (computed to the nearest cent) to the appropriate fraction of the Current Market Price of a Share on the date of exercise of the Option.

5.3.     Certificate as to Adjustment. The Company will, from time to time, immediately after the occurrence of any event which requires an adjustment or readjustment as provided in Section 5.1, deliver to the Participant a certificate of a national firm of certified public accountants appointed by the Company specifying the nature of the event requiring the adjustment or readjustment, as applicable, and the amount of the adjustment or readjustment necessitated thereby, including the resulting Exercise Price, and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

6.     Corporate Actions; Reservation of Shares Issuable Upon the Exercise of the Options.

6.1.     Corporate Actions. The Company will: (i) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Shares upon the exercise of the Options and any required issuance of additional Shares pursuant to Sections 5.1 and 5.2; and (ii) take commercially reasonable efforts to obtain all such authorizations, exemptions, or consents from any public regulatory body having jurisdiction thereof and take all such other action as may be necessary to enable the Company to perform its obligations under this Agreement.

6.2.     Reservation of Shares. The Company will at all times reserve and keep available, solely for issuance, sale, and delivery upon the exercise of the Options, a number of Shares equal to the number of full Shares issuable from time to time upon the exercise of the Options. All Shares issuable upon the exercise of an Option will, when issued upon such exercise: (i) be duly and validly authorized and issued, fully paid and nonassessable; and (ii) be free from all taxes, liens, and charges with respect to the issue thereof other than any share transfer taxes in respect of any transfer occurring contemporaneously with such issue. The Company will not be required to pay any stamp or other tax or other governmental charge required to be paid in connection with any exercise of an Option or transfer of the Shares issuable upon the exercise of an Option, and the Company will not be required to issue or deliver any Shares issuable upon the exercise of an Option until such tax or other charge has been paid or it has been established to the Company’s satisfaction that no such tax or other charge is due.

7.     Restrictions on Transfer.

7.1.     Transfers of Option. The Participant may not transfer, directly or indirectly, voluntarily or involuntarily, by operation of law (including a merger or consolidation), judicial decree, or otherwise (including a collateral pledge), this Agreement or any Option or any right therein, without the Company’s prior written consent, which consent may be given or withheld in the Company’s sole discretion.

7.2.     Transfer of Shares. Subject to compliance with applicable securities laws, the holder of any Shares issuable upon the exercise of a vested Option (either in whole or in part), may transfer such Shares, in whole or in part, without the Company’s consent.

7.3.     Notice of Transfers; Transfers. The Participant or the holder of any Shares issuable upon the exercise of a vested Option, by acceptance hereof or thereof, agrees to give written notice to the Company prior to any proposed transfer of an Option or any interest herein of its intention to make such transfer, which notice must include a brief description of such proposed transfer. If in the opinion of counsel to the Company the proposed transfer may be effected without registration or qualification under applicable securities laws, such counsel will, as promptly as practicable, notify the Company and the Participant of such opinion and of the terms and conditions, if any, to be observed in such transfer. Provided the Company gives its consent as set forth in Section 7.1 and subject to the restrictions, if any, in Section 7.2, the Participant will be entitled to transfer an Option or such Shares in accordance with the terms of the notice delivered to the Company and the opinion of such counsel. In the event an Option is exercised as an incident to such transfer, such exercise relates back and for all purposes of this Agreement will be deemed to have occurred as of the date of such notice regardless of delays incurred by reason of the provisions of this Section which may result in the actual exercise on any later date.

8.     Effect of the Administrator’s Decision. All decisions, determinations, and interpretations by the Administrator regarding this Agreement, the Plan, any rules and regulations under the Plan, and the terms and conditions of any Option granted hereunder, are final and binding on all Participants. The Administrator may consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations, and interpretations including the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants, and accountants as it may select.

9.     Effect of Termination of Employment.

9.1.     Generally. Upon a Participant’s Termination of Employment other than as a result of circumstances otherwise described in this Section 9, any unexercised vested Options remain exercisable until the earlier of the Option Expiration Date or the date that is 90 days after the date of such Termination of Employment.

9.2.     For Cause. If prior to the Option Expiration Date, a Participant’s employment or service, as applicable, with the Employer is terminated by the Employer for Cause, all unexercised Options immediately expire as of the date of such Termination of Employment.

9.3.     Retirement. If prior to the Option Expiration Date, a Participant’s employment or service, as applicable, with the Employer terminates by reason of such Participant’s retirement, any unexercised vested Options expire on the earlier of the Option Expiration Date or the date that is 180 days after the date of such termination due to such retirement of the Participant. Retirement will be determined by the Administrator in accordance with the Company’s retirement policy.

9.4.     Disability or Death. If prior to the Option Expiration Date, a Participant’s employment or service, as applicable, with the Employer terminates by reason of such Participant’s death or Disability, any unexercised Options expire on the earlier of the Option Expiration Date or the date that is 365 days after the date of such termination due to death or Disability of the Participant.

9.5.     Divestiture. If a Participant will cease to be an Employee because of a divestiture by the Company, prior to such Termination of Employment, the Administrator may, in its sole discretion, provide that any unexercised Options remain exercisable for a period of time to be determined by the Administrator but not later than the 15th day of the third month following the date at which the Options would have otherwise expired. The determination of whether a divestiture will occur will be made by the Administrator in its sole discretion. If, after the close of the divestiture, the Participant does not exercise the unexercised Options within the time specified therein, such Options automatically terminate.

9.6.     Work Force Restructuring or Similar Program. If a Participant will cease to be an Employee because of a work force restructuring or similar program, prior to such Termination of Employment, the Administrator may, in its sole discretion, provide that any unexercised Options remain exercisable for a period of time to be determined by the Administrator but not later than the 15th day of the third month following the date at which the Options would have otherwise expired. The determination of whether a work force restructuring will occur will be made by the Administrator in its sole discretion. If, after Participant’s Termination of Employment, the Participant does not exercise his unexercised Options within the time specified therein, such Options automatically terminate.

10.     General Provisions.

10.1.     Amendment and Modification. No amendment, modification, supplement, termination, consent, or waiver of any provision of this Agreement, nor consent to any departure therefrom, will in any event be effective unless the same is in writing and is signed by the Participant and the Company.

10.2.     Captions. Captions contained in this Agreement have been inserted herein only as a matter of convenience and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

10.3.     Construction. Unless the context of this Agreement clearly requires otherwise: (i) references to the plural include the singular and vice versa; (ii) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; (iii) references to one gender include all genders; (iv) ”including” is not limiting; (v) ”or” has the inclusive meaning represented by the phrase “or”; (vi) the words “hereof”, “herein”, “hereby”, “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (vii) section references are to this Agreement unless otherwise specified; (viii) reference to any agreement (including this Agreement), document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof; and (ix) specific or general references to any law mean such law as amended, modified, codified, or reenacted, in whole or in part, and in effect from time to time.

10.4.     Exhibits. All of the Exhibits attached to this Agreement are deemed incorporated herein by reference.

10.5.     Governing Law. This Agreement and the rights and obligations of the parties hereunder are to be governed by and construed and interpreted in accordance with the laws of the State of Delaware applicable to contracts made and to be performed wholly within Delaware, without regard to choice or conflict of laws rules.

10.6.     Invalidity. In the event that any provision of this Agreement is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, such provision will be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of this Agreement will not be affected except to the extent necessary to reform or delete such illegal, invalid, or unenforceable provision.

10.7.     Limitation on Liability. The Company and any Affiliate which is in existence or hereafter comes into existence is not liable to a Participant or any other Person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of such Shares hereunder; or (ii) any tax consequence expected, but not realized, by any Participant or other Person due to the receipt, exercise or settlement of any Option granted hereunder.

10.8.     No Right to Awards or to Employment. No Person (including Participant) has any claim or right to be granted an additional award under the Plan and the grant of the Options may not be construed as giving Participant the right to continue in the employ of the Company or its Affiliates. Further, the Company and its Affiliates expressly reserve the right, at any time, to dismiss any Participant at any time without liability or any claim under this Agreement, except as provided herein.

10.9.     Notice. Any written notice to the Company required by any provisions of this Agreement must be addressed to the Corporate Secretary of the Company and is effective when received.

10.10.     Participant Not a Shareholder. Except as otherwise provided herein, prior to the exercise of an Option as set forth herein, the Participant will not be entitled to any of the rights of a shareholder of the Company by virtue of the Options, including the right as a shareholder to: (i) vote or consent; or (ii) receive dividends or any other distributions made to shareholders.

10.11.     Reliance on Reports. The Administrator is fully justified in relying, acting or failing to act, and is not liable for having so relied, acted or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with this Agreement by any Person other than the Administrator.

10.12.     Successors. The terms of this Agreement inure to the benefit of and are binding upon the Company and Participant and their respective permitted heirs, beneficiaries, successors, and assigns.

10.13.     Withholding Obligations. As a condition to the exercise of any Option, the Administrator may require that the Participant satisfy, through a cash payment by the Participant or, in the discretion of the Administrator, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Participant, the minimum amount of all federal, state and local income and other taxes of any kind required or permitted to be withheld in connection with such exercise. The Administrator in its discretion may permit Shares to be used to satisfy tax withholding requirements and such Shares will be valued at their Current Market Price as of the settlement date of the Option. However, the aggregate Current Market Price of the number of Shares that may be used to satisfy tax withholding requirements may not exceed the minimum statutory required withholding amount with respect to such Option.

FUTUREFUEL CORP.

By:

[_____________], [Secretary]

EXHIBIT A

FORM OF NOTICE OF EXERCISE

(To be executed upon a partial or full exercise of the Options)

The undersigned Participant irrevocably exercises Options for and purchases __________ shares of common stock (the “Shares”) of FutureFuel Corp. (the “Company”), and agrees to make payment therefor in the total amount of $______________________, all at the price per share and on the terms and conditions specified in Participant’s Option Agreement with the Company dated ______________. If such Shares do not include all of the Shares issuable as provided in the referenced Agreement, the undersigned requests that a new Agreement for the number of Shares of the Company not being purchased hereunder, and otherwise in form and substance identical to the referenced Agreement, be issued in the name of and delivered to the undersigned.

Please deliver shares in electronic format or prepare and deliver stock certificate(s) for such Shares titled and addressed as follows (note: Participant must either provide DTC instructions for shares to be held in street name or full name and mailing address for certificated shares):

___________________________________

___________________________________

___________________________________

Dated: ___________________, 20____          [NAME OF PARTICIPANT]

By: ___________________________________

Name Printed: __________________________

Title: _________________________________

(Signature of Registered Participant)

Signature Guaranteed:

______________________________________

By: ___________________________________

[Title]

NOTICE:	The signature to this Notice of Exercise must correspond exactly with the name of the Participant as specified on the face of the within Agreement.

The signature to this Notice of Exercise must be medallion guaranteed by a commercial bank or trust company in the United States of America or by a member firm of the New York Stock Exchange.